UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 13, 2016
LIMELIGHT NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
222 South Mill Avenue, 8th Floor
Tempe, AZ 85281
(Address, including zip code, of principal executive offices)
(602) 850-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2016, Limelight Networks, Inc. (the “Company”) announced that the Board of Directors (“Board”) completed its previously disclosed Chief Financial Officer (“CFO”) search process and has appointed interim CFO Sajid Malhotra, 53, as the Company’s permanent CFO, effective immediately. Mr. Malhotra will continue to lead the Corporate Development and Investor Relations, Facilities and Procurement functions in addition to his new responsibilities as CFO.
Mr. Malhotra joined the Company in April 2014 as the Senior Vice President in charge of strategy, facilities, investor relations and procurement. He was promoted to Chief Strategy Officer in June 2015. On November 12, 2014, he was named interim Chief Financial Officer, effective December 4, 2015. He brings over 30 years of experience having been an independent consultant focused on strategic and financial consulting, communication and value creation. Malhotra has served as senior vice president of strategy, marketing and mergers and acquisitions for Convergys Corporation, a global leader in customer management services and has held several senior executive positions with NCR Corporation and AT&T. He earned his bachelor’s degree in computer science and a master’s degree of business administration in finance from PACE University in New York.
In connection with Mr. Malhotra’s transition to Chief Financial Officer, Mr. Malhotra will receive an annual base salary of $325,000, effective April 15, 2016, and his total target incentive for the Company's bonus plan will increase to $225,000, for calendar year 2016. The actual earned annual cash incentive, if any, will be payable upon the achievement of performance goals established by the Compensation Committee.
Subject to Committee approval, Mr. Malhotra will receive a stock option grant to purchase 200,000 shares of Company stock (“Stock Option”) and a grant of 100,000 Restricted Stock Units (“RSUs”) pursuant to and subject to the terms and conditions of the 2007 Equity Incentive Plan, as amended (the “Plan”). These awards will be issued on the second trading day following the opening of the Company’s trading window for executive officers following the dissemination of the Company’s first quarter 2016 earnings announcement, which such announcement date is currently expected to be April 27, 2016 (the “Grant Date”).
The RSUs granted shall vest over a period of three (3) years, with one-third (1/3rd) vesting June 1, 2017, and one-twelfth (1/12th) vesting on September 1, 2017 and on each December 1, March 1, June 1, and September 1 thereafter for the next seven (7) quarters, provided Mr. Malhotra continues to be a Service Provider through each such vesting date.
The Stock Option granted to Mr. Malhotra shall be a nonstatutory stock option. The Stock Option shall have an exercise price per share equal to the closing sales price of the Company’s common stock on the Nasdaq stock market on the Grant Date. The Stock Option will vest over a period of three (3) years, with one-third (1/3rd) of the shares subject to the Stock Option vesting on June 1, 2017, and one-thirty-sixth (1/36th) of the shares subject to the Stock Option vesting on the first day of July, 2017, and on the first day of each month thereafter until all of the shares subject to the Stock Option have vested (three years), provided Mr. Malhotra continues to be a Service Provider through each such vesting date. The Stock Option shall have a maximum term of ten (10) years from the Grant Date.

The press release issued by the Company on April 13, 2016 announcing the CFO transition is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
99.1	Limelight Networks, Inc. Press Release dated April 13, 2016 (furnished herewith).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Dated: April 13, 2016	By:	/s/ Michael DiSanto
Michael DiSanto SVP, Chief Administrative and Legal Officer & Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Limelight Networks, Inc. Press Release dated April 13, 2016 (furnished herewith).